THE OFFICES OF
                                             LAWRENCE S. HARTMAN, ESQ.
                                                       12 KAROW COURT
                                             CHESTNUT RIDGE, NY 10952
                                    NYS Bar Membership Number: 251703


December  3, 2002

Multi-Tech International, Corp.
760 Killian Road
Akron, Ohio  44319


          RE:    S-8 Legal Opinion

Dear Sirs:

In connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Registration Statement") for the purpose of registering 1,000,000 shares of Multi-Tech Systems, Inc. (the "Company") common stock, par value $.001 (the "Common Stock") to be issued under the Multi-Tech Systems Consultant and Employee Stock Option Plan (the "Plan") approved by the Board of Directors of the Company December 3, 2002, I have examined the Articles of Incorporation and Bylaws of the Company, as amended, the approval of the Plan and such other documents of the Company as I have deemed necessary or appropriate for the purposes of my opinion expressed herein. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me.

Based upon and subject to the foregoing, it is my opinion that the Common Stock, when issued, delivered and paid for in accordance with the terms of the Plan, will be legally issued, validly outstanding, fully paid, and non assessable.

I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name and the making of statements with respect to myself in the Registration Statement constituting a part thereof.

Sincerely,

/s/
-------------------------------------
Lawrence S. Hartman, Esq.